Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF
AMPIO PHARMACEUTICALS, INC.

Ampio Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation (this “Amendment”) amends the provisions of the Certificate of Incorporation of the Corporation (the “Certificate”).

2. This Amendment has been approved and duly adopted by the Corporation’s Board of Directors and consent of the stockholders has been given in accordance with the provisions of Sections 228 and 242 of the DGCL, and the provisions of the Certificate.

3. The Certificate is hereby amended as follows:

(a) The Section 1 of Article IV is hereby amended and restated in its entirety to read as set forth below:

“Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 210,000,000; of which 10,000,000 shares with a par value of $0.0001 shall be designated Preferred Stock and 200,000,000 shares with a par value of $0.0001 shall be designated Common Stock.”

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IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to Certificate of Incorporation as of September 25, 2017.

AMPIO PHARMACEUTICALS, INC.

/s/ Michael Macaluso
Name:	Michael Macaluso
Title:	Chief Executive Officer